Calculation of Filing Fee Tables
S-8
NextDecade Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	5,000,000	$ 9.625	$ 48,125,000.00	0.0001531	$ 7,367.94
Total Offering Amounts:						$ 48,125,000.00		$ 7,367.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,367.94
Offering Note
[1]	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered. Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the average of the high and low market prices of the shares of Common Stock of the Registrant as reported on the Nasdaq Capital Market on August 19, 2025. Represents an additional 5,000,000 shares of Common Stock issuable under the Amended and Restated NextDecade Corporation 2017 Omnibus Incentive Plan, as amended, which increase in shares of Common Stock was approved by the Registrant's stockholders at its Annual Meeting of Stockholders on June 4, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A